www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS RECORD
FOURTH QUARTER AND FISCAL 2018 RESULTS; PROVIDES FISCAL 2019 FINANCIAL OUTLOOK

Brentwood, TN, January 31, 2019 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail chain in the United States, today announced financial results for its fourth quarter and fiscal year ended December 29, 2018.

Key Highlights

•	Fourth Quarter Comparable Store Sales Increased 5.7%; Fourth Quarter Net Sales Increased 9.2%

•	Fiscal Year Comparable Store Sales Increased 5.1%; Fiscal Year Net Sales Increased 9.0%

•	Fourth Quarter Diluted EPS Increased 27.6% to $1.11 and Fiscal Year Diluted EPS Increased 30.6% to $4.31

•	$496.9 Million of Capital Returned to Shareholders Through Share Repurchases and Quarterly Cash Dividends in Fiscal 2018

•	Company Provides Fiscal 2019 Diluted EPS Outlook of $4.60 to $4.75

“2018 was a successful year for Tractor Supply, driven by balanced and broad-based sales growth, while making strategic investments in our business. The Tractor Supply team had great execution throughout the year, including a strong fourth quarter with comparable store sales growth of 5.7% with increases in both comparable average ticket and transaction count,” said Greg Sandfort, Tractor Supply’s Chief Executive Officer.

“As we move into 2019, we continue to build on our ONETractor strategy to provide our customers with a seamless shopping experience anytime, anywhere and in any way they choose. We remain excited about our future prospects and continue to believe we are well positioned for long-term growth and sustainable shareholder value creation.”

Fourth Quarter 2018 Highlights
Net sales increased 9.2% to $2.13 billion in the fourth quarter of 2018 from $1.95 billion in the fourth quarter of 2017. Comparable store sales increased 5.7% versus an increase of 4.0% in the prior year’s fourth quarter. The comparable store sales results included increases in comparable average ticket of 3.0% and comparable transaction count of 2.6%. All geographic regions of the Company and all major product categories had positive comparable store sales growth. Continued strength in everyday merchandise across the consumable, usable and edible categories along with strong sales of winter and other seasonal products helped drive the comparable store sales result.

Gross profit increased 7.1% to $716.3 million from $668.6 million and gross margin rate decreased 66 basis points to 33.6% from 34.2% in the prior year’s fourth quarter. The decrease in gross margin was primarily attributable to an increase in freight expense driven by higher carrier rates and increased diesel fuel prices as well as a negative mix shift of products sold. To a lesser extent, gross margin was also unfavorably impacted by increased clearance of Petsense inventory from store closures and inventory rationalization. Partially offsetting these items was the Company’s price management program.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 10.6% to $536.0 million from $484.8 million in the prior year’s fourth quarter. As a percent of net sales, SG&A expenses increased 30 basis points to 25.1% from 24.8% in the fourth quarter of 2017. The increase in SG&A as a percent of net sales was primarily attributable to increased incentive compensation from the strong year-over-year performance, along with planned investments in infrastructure, labor wages and technology to support the Company’s strategic long-term growth initiatives. The SG&A increase includes costs associated with the opening and ramp-up of operations of its new distribution center in Frankfort, NY. In addition, 10 underperforming Petsense locations were closed during the quarter, resulting in one-time expenses associated with store exit costs. Partially offsetting these SG&A increases were leverage in occupancy and other costs from the increase in comparable store sales and a one-time benefit due to a change in the Company’s vacation policy.

The effective income tax rate was 22.2% compared to a rate of 38.9% in the prior year’s fourth quarter. The decrease in the effective income tax rate was primarily related to the U.S. Tax Cuts and Jobs Act that was signed into law in December 2017 and, to a lesser extent, incremental tax benefits associated with state investment credits and share-based compensation. The tax legislation also increased the effective income tax rate in the prior year’s fourth quarter due to the revaluation of the Company’s net deferred tax asset at a lower corporate statutory rate.

Net income was $136.9 million, or $1.11 per diluted share, compared to net income of $109.7 million, or $0.87 per diluted share, in the fourth quarter of 2017. Excluding the impact of the revaluation of the Company’s net deferred tax asset in the fourth quarter of fiscal 2017 resulting in a one-time, non-cash charge of approximately $4.9 million, or $0.04 per diluted share, adjusted net income for the fourth quarter of 2017 was $114.6 million, or $0.91 per diluted share.

The Company opened 17 new Tractor Supply stores and four new Petsense stores in the fourth quarter of 2018. Additionally, in the fourth quarter of 2018, the Company closed 10 Petsense stores.

Fiscal 2018 Results
Net sales increased 9.0% to $7.91 billion from $7.26 billion in fiscal 2017. Comparable store sales increased 5.1% versus a 2.7% increase in fiscal 2017. Gross profit increased 8.4% to $2.70 billion from $2.49 billion, and gross margin decreased by 18 basis points to 34.2% from 34.3%.

SG&A expenses, including depreciation and amortization, increased 10.8% to $2.00 billion, and as a percent of net sales, SG&A expenses increased to 25.3% compared to 24.9% in fiscal 2017.

The effective income tax rate was 22.1% compared to a rate of 37.2% in fiscal 2017.

For fiscal 2018, net income was $532.4 million, or $4.31 per diluted share, compared to $422.6 million, or $3.30 per diluted share, in fiscal 2017. Excluding the impact of the revaluation of the Company’s net deferred tax asset in fiscal 2017 resulting in a one-time, non-cash charge of approximately $4.9 million, or $0.03 per diluted share, adjusted net income for fiscal 2017 was $427.5 million, or $3.33 per diluted share.

During fiscal 2018, the Company opened 80 new Tractor Supply stores and 18 new Petsense stores and closed 11 Petsense stores.

Fiscal 2019 Outlook
The Company is providing the following initial guidance for the results of operations expected for fiscal 2019:

Net Sales	$8.31 billion - $8.46 billion
Comparable Store Sales	+2.0% - +4.0%
Operating Margin Rate	8.9% - 9.0%
Net Income	$555 million - $575 million
Earnings per Diluted Share	$4.60 - $4.75
Capital Expenditures	$225 million - $250 million

The Company’s diluted EPS guidance assumes an estimated effective tax rate of 22.4% to 22.7%. As a result, the higher effective tax rate in fiscal 2019 compared to the fiscal 2018 rate is expected to negatively impact diluted EPS by approximately $0.02 to $0.04 per share.

Share repurchases for fiscal 2019 are expected to be in the range of $350 million to $450 million. Anticipated capital expenditures include new store growth of approximately 80 new Tractor Supply and 10 to 15 new Petsense store openings.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, January 31, 2019 at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Greg Sandfort, Chief Executive Officer; Steve Barbarick, President and Chief Operating Officer; and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With more than 29,000 team members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At December 29, 2018, the Company operated 1,765 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At December 29, 2018, the Company operated 175 Petsense stores in 26 states. For more information on Petsense, visit www.Petsense.com.

Non-GAAP Disclosure
Tractor Supply reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Tractor Supply also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, Tractor Supply’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with U.S. GAAP.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding anticipated sales and earnings, sales and earnings growth, estimated results of operations, capital expenditures, estimated tax rates and the effects thereof, the amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier and fuel costs, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				YEAR ENDED
	December 29, 2018		December 30, 2017		December 29, 2018		December 30, 2017
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$2,133,271	100.00%	$1,952,838	100.00%	$7,911,046	100.00%	$7,256,382	100.00%
Cost of merchandise sold	1,416,938	66.42	1,284,240	65.76	5,208,518	65.84	4,764,417	65.66
Gross profit	716,333	33.58	668,598	34.24	2,702,528	34.16	2,491,965	34.34

Selling, general and administrative expenses	489,983	22.97	441,623	22.61	1,823,440	23.05	1,639,749	22.60
Depreciation and amortization	45,968	2.15	43,133	2.21	177,351	2.24	165,834	2.28

Operating income	180,382	8.46	183,842	9.42	701,737	8.87	686,382	9.46
Interest expense, net	4,446	0.21	4,238	0.22	18,352	0.23	13,859	0.19

Income before income taxes	175,936	8.25	179,604	9.20	683,385	8.64	672,523	9.27
Income tax expense	39,085	1.83	69,861	3.58	151,028	1.91	249,924	3.45
Net income	$136,851	6.42%	$109,743	5.62%	$532,357	6.73%	$422,599	5.82%

Net income per share:
Basic	$1.12		$0.87		$4.34		$3.31
Diluted	$1.11		$0.87		$4.31		$3.30

Weighted average shares outstanding:
Basic	122,152		125,473		122,651		127,588
Diluted	123,172		126,084		123,471		128,204

Dividends declared per common share outstanding	$0.31		$0.27		$1.20		$1.05

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	FOURTH QUARTER ENDED		YEAR ENDED
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net income	$136,851	$109,743	$532,357	$422,599

Other comprehensive income:
Change in fair value of interest rate swaps, net of taxes	(2,155)	1,207	456	1,371
Reclassification of stranded tax effects (ASU 2018-02)	—	595	—	595
Total other comprehensive income	(2,155)	1,802	456	1,966
Total comprehensive income	$134,696	$111,545	$532,813	$424,565

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 29, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$86,299	$109,148
Inventories	1,589,542	1,453,208
Prepaid expenses and other current assets	114,447	88,252
Income taxes receivable	4,111	4,760
Total current assets	1,794,399	1,655,368

Property and equipment:
Land	100,767	99,336
Buildings and improvements	1,110,767	1,037,730
Furniture, fixtures and equipment	645,702	605,957
Computer software and hardware	349,500	266,898
Construction in progress	130,812	83,816
Property and equipment, gross	2,337,548	2,093,737
Accumulated depreciation and amortization	(1,203,084)	(1,049,234)
Property and equipment, net	1,134,464	1,044,503

Goodwill and other intangible assets	124,492	124,492
Deferred income taxes	6,607	18,494
Other assets	25,300	25,912
Total assets	$3,085,262	$2,868,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$619,981	$576,568
Accrued employee compensation	54,046	31,673
Other accrued expenses	232,416	201,656
Current portion of long-term debt	26,250	25,000
Current portion of capital lease obligations	3,646	3,545
Income taxes payable	1,768	10,772
Total current liabilities	938,107	849,214

Long-term debt	381,100	401,069
Capital lease obligations, less current maturities	29,270	32,617
Deferred rent	107,038	105,906
Other long-term liabilities	67,927	61,290
Total liabilities	1,523,442	1,450,096

Stockholders’ equity:
Common stock	1,375	1,363
Additional paid-in capital	823,413	716,228
Treasury stock	(2,480,677)	(2,130,901)
Accumulated other comprehensive income	3,814	3,358
Retained earnings	3,213,895	2,828,625
Total stockholders’ equity	1,561,820	1,418,673
Total liabilities and stockholders’ equity	$3,085,262	$2,868,769

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	YEAR ENDED
	December 29, 2018	December 30, 2017
Cash flows from operating activities:
Net income	$532,357	$422,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	177,351	165,834
(Gain) / loss on disposition of property and equipment	(567)	460
Share-based compensation expense	28,921	29,202
Deferred income taxes	11,887	26,724
Change in assets and liabilities:
Inventories	(136,334)	(83,552)
Prepaid expenses and other current assets	(26,195)	2,305
Accounts payable	43,413	57,046
Accrued employee compensation	22,373	6,427
Other accrued expenses	36,406	(10,338)
Income taxes	(8,355)	4,210
Other	13,137	10,533
Net cash provided by operating activities	694,394	631,450
Cash flows from investing activities:
Capital expenditures	(278,530)	(250,401)
Proceeds from sale of property and equipment	2,216	11,220
Acquisition of Petsense, net of cash acquired	—	1,225
Net cash used in investing activities	(276,314)	(237,956)
Cash flows from financing activities:
Borrowings under debt facilities	1,193,500	1,180,000
Repayments under debt facilities	(1,212,250)	(1,027,500)
Debt issuance costs	(346)	(599)
Principal payments under capital lease obligations	(3,246)	(2,446)
Repurchase of shares to satisfy tax obligations	(1,367)	(816)
Repurchase of common stock	(349,776)	(369,403)
Net proceeds from issuance of common stock	79,643	16,330
Cash dividends paid to stockholders	(147,087)	(133,828)
Net cash used in financing activities	(440,929)	(338,262)
Net change in cash and cash equivalents	(22,849)	55,232
Cash and cash equivalents at beginning of period	109,148	53,916
Cash and cash equivalents at end of period	$86,299	$109,148

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$18,069	$10,481
Income taxes	146,918	219,081

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$—	$11,395
Non-cash accruals for construction in progress	3,001	8,647

Selected Financial and Operating Information (a)
(Unaudited)

	FOURTH QUARTER ENDED		YEAR ENDED
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Sales Information:
Comparable store sales increase	5.7%	4.0%	5.1%	2.7%
New store sales (% of total sales)	3.3%	4.3%	3.8%	5.6%
Average transaction value	$47.03	$45.67	$45.85	$44.61
Comparable store average transaction value increase	3.0%	1.3%	2.8%	0.5%
Comparable store average transaction count increase	2.6%	2.7%	2.2%	2.2%
Total selling square footage (000’s)	29,571	28,180	29,571	28,180
Exclusive brands (% of total sales)	31.2%	30.9%	31.4%	31.5%
Imports (% of total sales)	14.9%	15.2%	12.5%	12.6%

Store Count Information:
Tractor Supply
Beginning of period	1,748	1,665	1,685	1,595
New stores opened	17	27	80	101
Stores closed	—	(7)	—	(11)
End of period	1,765	1,685	1,765	1,685
Petsense
Beginning of period	181	162	168	143
New stores opened	4	6	18	25
Stores closed	(10)	—	(11)	—
End of period	175	168	175	168
Consolidated end of period	1,940	1,853	1,940	1,853

Pre-opening costs (000’s)	$1,451	$2,234	$8,485	$10,753

Balance Sheet Information:
Average inventory per store (000’s) (b)	$766.8	$735.4	$766.8	$735.4
Inventory turns (annualized)	3.49	3.49	3.27	3.24
Share repurchase program:
Cost (000’s)	$60,571	$42,756	$349,776	$369,403
Average purchase price per share	$87.61	$61.63	$70.14	$62.35

Capital Expenditures (in millions):
Information technology	$24.3	$33.0	$86.7	$82.1
Distribution center capacity and improvements	28.8	33.2	82.0	45.8
New and relocated stores and stores not yet opened	15.9	19.8	68.0	79.3
Existing stores	15.7	12.3	41.5	43.0
Corporate and other	0.1	0.1	0.3	0.2
Total	$84.8	$98.4	$278.5	$250.4

(a) Beginning in the fourth quarter ended December 31, 2016, selected financial and operating information includes the consolidation of Petsense unless otherwise noted. Petsense stores are not considered comparable stores until 12 months after the date of acquisition.
(b) Assumes average inventory cost, excluding inventory in transit.